ZIMMER HOLDINGS, INC. AND SUBSIDIARIES	2004 FORM 10-K

Summary Sheet of 2005 Compensation	Exhibit 10.31

Director Compensation
     Non-employee directors of the Company receive an annual retainer of $50,000 and an additional fee of $1,500 for attending each Board meeting and each board committee meeting not held on the same day as a Board meeting. Each non-employee director also receives 500 deferred share units at each Annual Meeting of Shareholders and committee chairs receive an annual fee of $5,000. At the end of each calendar quarter, non-employee directors are paid one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the quarter. The Company also provides non-employee directors with travel accident insurance when on Company business. Pursuant to the Company’s 2001 Deferred Compensation Plan for Non-Employee Directors, the Company requires that 50% of a director’s annual retainer be deferred and credited to a deferred compensation account in the form of deferred share units, the value of which account is determined by the value of the Company’s common stock, until the director owns a total of 5,000 shares of Company common stock and/or deferred share units. A copy of the 2001 Deferred Compensation Plan for Non-Employee Directors is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated August 6, 2001.
     Non-employee directors are also entitled to receive stock options, restricted stock and restricted stock units pursuant to the Company’s Stock Plan for Non-Employee Directors. The terms and conditions of these grants are set forth in the Stock Plan for Non-Employee Directors, filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated August 6, 2001.
     The Company reimburses or pays the reasonable travel, lodging and meal expenses incurred by non-employee directors when traveling on Company business.
Named Executive Officers
     The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation and Management Development Committee of the Board of Directors reviews and determines the salaries that are paid to the Company’s executive officers. The following are the current base salaries for the Company’s Chief Executive Officer and three of the four other most highly compensated executive officers (the “Named Executive Officers”) identified in the definitive proxy statement dated March 22, 2004. Bruce E. Peterson, former Chairman, Zimmer Americas, who was one of the Named Executive Officers listed in the 2004 proxy statement, retired in January 2005.

J. Raymond Elliott, Chairman, President and Chief Executive Officer	$725,000
Sam R. Leno, Executive Vice President, Corporate Finance and Operations and Chief Financial Officer	$494,400
Bruno A. Melzi, Chairman, Zimmer International	€360,000
David C. Dvorak, Executive Vice President, Corporate Services, Chief Counsel and Secretary	$350,000
     Each of the Named Executive Officers is also eligible to receive an annual cash incentive award under the Company’s Executive Performance Incentive Plan (the “Incentive Plan”) and to receive awards under the Company’s 2001 Stock Incentive Plan (the “Stock Plan”). A copy of the Incentive Plan is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. A copy of the Stock Plan is filed as Appendix B to the Company’s definitive proxy statement on Schedule 14A dated March 24, 2003. The performance criteria for the 2005 annual incentive awards are disclosed in the Company’s Current Report on Form 8-K dated January 18, 2005. Each of the Named Executive Officers is also eligible to receive cash incentive awards with respect to performance during each of 2004, 2005 and 2006 under the Company’s Supplemental Performance Incentive Plan (the “Supplemental Plan”). A copy of the Supplemental Plan is filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.
     The Named Executive Officers are also eligible to participate in other employee benefit plans and arrangements as described in the Company’s proxy statements, including a defined benefit pension plan, a supplemental pension plan, a savings and investment (401(k)) plan and a supplemental savings and investment plan. Each of the Named Executive Officers has also entered into a change in control agreement with the Company that provides certain severance benefits following a change in control of the Company and termination of his employment.

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